Exhibit 99.1
FOR IMMEDIATE RELEASE

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Contacts:

Jean Anne Mire                                   Cindy Miller (Investor)   William O'Donnell (Media)
Vice President, Investor Relations               Patricia Gitt (Media)     (973) 822-7476
Zonagen, Inc.                                    Dewe Rogerson, Inc.       Geraldine U. Foster (Investor)
(281) 367-5892                                   (212) 688-6840            (973) 822-7410
                                                                           Lisa W. DeBerardine (Investor)
                                                                           (973) 822-7437
                                                                           Janet Barth (Investor)
                                                                           (973) 822-7437
                                                                           Schering-Plough Corporation
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                    SCHERING-PLOUGH IN AGREEMENT WITH ZONAGEN
                  FOR WORLDWIDE MARKETING RIGHTS TO VASOMAX(TM)
                   FOR TREATMENT OF MALE ERECTILE DYSFUNCTION

Madison, N.J. and The Woodlands, Texas, November 17, 1997 -- Schering-Plough Corporation (NYSE: SGP) and Zonagen, Inc. (Nasdaq: ZONA; Pacific: ZNG) today announced an agreement giving Schering-Plough exclusive worldwide marketing rights to Vasomax(TM), Zonagen's novel, immediate-release, oral formulation of phentolamine mesylate, in late-stage development for the treatment of male erectile dysfunction.

Under the agreement, Schering-Plough will pay Zonagen an upfront payment of $10 million with subsequent milestone payments once specified regulatory goals are achieved. With the upfront payment and if all milestones are met, the agreement is valued at $57.5 million, exclusive of royalties. Zonagen will receive escalating royalties on all product sales. In addition, under certain conditions, Zonagen will have the right to co-promote Vasomax to urologists in the United States. Further details of the agreement are not being disclosed.

"We believe Vasomax as an oral therapy represents a therapeutic advance in the treatment of erectile dysfunction for patients seeking effective therapy for this condition," said Thomas C. Lauda, executive vice president, global marketing, Schering-Plough Pharmaceuticals. "Acquiring worldwide rights to Vasomax strengthens Schering-Plough's portfolio of compounds in late-stage development, and when approved, should be a significant addition to our growing product line, building on our long-established presence in the urological therapy area. We are impressed with the quality of the work Zonagen is doing in the field of reproductive health, and we are looking forward to a long-term relationship," he said.

"We believe Schering-Plough is an ideal partner for Vasomax," said Joseph Podolski, president and chief executive officer of Zonagen. "Schering-Plough has an extensive worldwide sales force in all major markets and a specialty sales organization that has developed a strong working relationship with urologists. In addition, Schering-Plough has demonstrated expertise in promoting prescription pharmaceuticals targeted at large patient populations. We are confident that Schering-Plough's total marketing capabilities will provide the necessary global reach to successfully promote Vasomax to both urology specialists and primary care physicians who treat patients with male erectile dysfunction."

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Vasomax is a novel,  immediate-release oral version of phentolamine mesylate, an established alpha blocking agent. Vasomax produces an alpha-adrenergic block of short duration, leading to vasodilation of the vascular smooth muscles that enhances blood flow and helps to restore normal penile function in patients suffering from erectile dysfunction. Phase III clinical trials with the product have been completed. In order to facilitate rapid commercialization of Vasomax, Schering-Plough and Zonagen expect to develop a global regulatory filing strategy, which includes international filings and a New Drug Application (NDA) with the U.S. Food and Drug Administration.

Utilizing  data derived from the  Massachusetts  Male Aging Study,  published in
1994, an estimated 48 million men between the ages of 40 to 70 in the United States, Canada and Europe could suffer from erectile dysfunction. Of these, approximately a third have mild dysfunction, almost half have moderate dysfunction and about 20 percent have severe dysfunction.

Of all the cases that occur, it is estimated that currently only 5 percent of men with erectile dysfunction receive treatment. The low treatment rate is attributed to low public awareness of available treatment options and a lack of convenient, patient-friendly treatments such as oral products. The most common current therapies include intraurethral suppositories, injection therapies, devices and surgical implants.

Zonagen, Inc. specializes in products and services for the management of reproductive health. Its technologies focus on the areas of urology, female health and contraception. In addition to Vasomax, its oral therapeutic for male erectile dysfunction, the Company is developing novel fertility diagnostics and therapeutics, contraceptives and new therapeutics for benign prostatic hyperplasia, sexually transmitted diseases and prostate cancer. Through its wholly owned subsidiary, Fertility Technologies, Inc. (FTI), Zonagen sells devices, instruments and supplies to the fertility specialist and the OB/GYN.

Schering-Plough Pharmaceuticals is the worldwide pharmaceutical research and marketing unit of Schering-Plough Corporation, a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical and health care products worldwide.

Any statements that are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including but not limited to those relating to the Company's future capital needs and uncertainty of additional funding, uncertainties related to early stage of development, uncertainties related to clinical trial results, substantial dependence on one product, history of operating losses, uncertainty of protection for patents and proprietary technology, governmental regulation, limited sales and marketing and dependence on future collaborators, manufacturing uncertainties and reliance on third parties, competition and technological change, product liability and availability of insurance, and other risks identified in the Company's reports and registration statements., as filed with the Securities and Exchange Commission.

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